Exhibit 1.1

CHINA UNICOM LIMITED (Stock Code: 0762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

Changes of Independent Non-Executive Directors

The Board of Directors (“the Board”) of China Unicom Limited (“the Company”) announces that in accordance with the articles of association of the Company, Mr. Lee Hon Chiu (“Mr. Lee”) has completed his term of office as a director of the Company at the annual general meeting (“the AGM”) of the Company held on 12 May 2004. Mr. Lee retired as an independent non-executive director of the Company with immediate effect.

The Board expresses its sincerest gratitude to Mr. Lee for his contribution to the Company made during his period of services.

Mr. Cheung Wing Lam, Linus (“Mr. Cheung”) was elected by a resolution passed by the shareholders of the Company at the AGM as an independent non-executive director of the Company with immediate effect.

Mr. Cheung, aged 55, was the Chief Executive of Cable & Wireless HKT Limited, an Executive Director of Cable & Wireless plc and Deputy Chairman of PCCW Limited. He is now acting as Chairman of the Management Board of the School of Professional and Continuing Education of the University of Hong Kong. He does not have any service contract with the Company and there is no designated length of service (except the retirement by rotation of directors under the Company’s articles of association). Mr. Cheung does not have interests in the shares of the Company which is required to be disclosed under Part XV of the Securities and Futures Ordinance. Save as disclosed herein, Mr. Cheung does not have any relationship with any directors, senior management or the controlling shareholders of the Company.

The Board sends its warmest welcome to Mr. Cheung for his appointment as a Director of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Wang Jianzhou, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping

Non-Executive Director:	Liu Yunjie

Independent Non-Executive Directors:	Wu Jinglian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson), Shan Weijian and Cheung Wing Lam, Linus.

By order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 12 May 2004